NON-QUALIFIED STOCK OPTION AGREEMENT

            THIS AGREEMENT ("Option Agreement") is made as of the 17th day of April, 1997 (the "Effective Date") by and between MOOVIES, INC., a Delaware corporation (the "Company"), and ROBERT J. KLEIN ("Grantee").

                              W I T N E S S E T H:

            WHEREAS, Grantee desires to be granted and the Company desires to grant to Grantee a Non-Qualified Stock Option to acquire shares of Common Stock of the Company, $.001 par value, pursuant to the Moovies, Inc. 1995 Stock Plan (the "Plan"), on the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

            1. Grant of Option. The Company hereby grants to Grantee and Grantee accepts a Non Qualified Stock Option ("Option"), subject to the provisions of this Option Agreement, to purchase such shares of Common Stock (the "Option Shares") at such exercise price (the "Option Price") as set forth on Exhibit A hereto and by this reference made a part hereof.

            2. Vesting of Option. Except as may otherwise be provided in this Option Agreement or the Plan, the Option will vest and may be exercised as to the Option Shares prior to its termination (as such termination is described in Section 4 hereof) on a cumulative basis as provided in Exhibit B hereto and by this reference made a part hereof. This Option may not be exercised at any time after its termination.

            3. Method of Exercise. The Option to purchase Option Shares shall be exercised by written notice directed to the Stock Plan Committee (as defined in the Plan), at the Company's principal executive office, specifying the number of Option Shares to be purchased, and accompanied by payment of the Option Price payable (a) in U.S. dollars in cash or by check or (b) through delivery of shares of Common Stock (including those underlying this Option on a "net exercise" or "cashless exercise" basis) having a fair market value per share of Common Stock determined in accordance with this Section 3, as described in the attached Examples 1 and 2, or (c) in accordance with the Company's Stock Plan. The written notice of exercise shall indicate the manner in which payment of the Option Price is being made. Except as otherwise provided in Section 7 hereof, the fair market value per share of Common Stock used as payment or partial payment of the Option Price hereunder shall be the per share closing price (as reported in The Wall Street Journal) of the Company's Common Stock for the trading date immediately preceding the date on which the Company receives such written notice of exercise.

            4. Termination of Option; Non-Exercisability. The Option, to the extent vested and to the extent not previously exercised, shall immediately terminate and become non-exercisable, null and void upon the first to occur of the following events:

                    (i) March 31, 1999; or

                    (ii) The occurrence of an "Event of Default" as defined in that certain Agreement dated as of April 1, 1997 (the "Agreement") by and between the Company and Grantee.

In addition, the Option, to the extent vested and to the extent not previously exercised, shall immediately become non-exercisable at any time when a "Default" (as defined in the Agreement) exists (and shall remain non-exercisable thereafter unless and until such Default is timely cured as provided for in the Agreement.)

            5. Reclassification, Consolidation, or Merger. The number of shares for which an Option has been granted shall be adjusted in accordance with the Plan (and the calculations contemplated by Section 7 hereof shall be equitably adjusted) if certain events such as recapitalization, merger or stock dividends occur.

            6. Rights Prior to Exercise of Option. The Option granted herein is not transferable by Grantee, except in the event of Grantee's death, and then only by Grantee's estate, heirs, executors, personal representatives or administrators, and during Grantee's lifetime shall be exercisable only by Grantee. This Option shall confer no rights of the holder hereof to act as a shareholder with respect to any of the Option Shares until payment of the option price and delivery of a share certificate has been made.

            7. Special One-Time Election. Provided there has been no prior termination of the Option under any other provision of this Option Agreement (and only under any other provision of this Option Agreement), and provided that no Default or Event of Default (as defined in the Agreement) then exists, if Grantee so elects by giving written notice to the Company at least five (5) business days prior to the last trading day in any of the calendar months commencing with March 1998 through and including September 1998 (the last trading day in such calendar month being herein referred to as the "Month End Trading Date"), provided further, however, that if Grantee shall be in Default as of September 1998, then the date for giving of said written notice shall, provided such Default is timely cured, be extended to five (5) business days prior to the last trading day in October 1998 (which, in such event, would be treated as a Month End Trading Date):

          (a) (i) if such Option were then "in the money" (i.e., the Month End Trading Price exceeded the Option Price), then all (or a portion) of the Option then outstanding (not previously exercised or terminated) shall be exercised by Grantee (as provided for in Section 3 above but using the Month End Trading Price for determining the fair market value, if applicable) as of the close of the applicable Month End Trading Date, or

                    (ii) if such Option were not then "in the money" (i.e., the Month End Trading Price did not exceed the Option Price), then all of the Option then outstanding (not previously exercised or terminated) would be then cancelled and terminated and would thereafter be non-exercisable, null and void as of the closing of the applicable Month End Trading Date; and

          (b) if the closing price of the Company's common stock as of the applicable Month End Trading Date (The "Month End Trading Price") were not $2.715 (or more) greater than the Option Price of the Option, then the Company would pay to Grantee, no later than 30 days after such Month End Trading Date, an amount per then outstanding Option which was actually exercised (per (a) (i) above) or cancelled (per (a) (ii) above), or cancelled for reasons other than as provided under any other provision of this Option Agreement, as of such Month End Trading Date equal to the lesser of:

                    (i) an amount equal to (A) the Option Price of the Option plus (B) $2.715 minus (C) such Month End Trading Price, OR

                    (ii) $2.715.


          Any amounts to be paid by Company to Grantee under Section 7(b) hereof which are not timely paid when due shall bear interest at the rate of 12% per annum.

          Notwithstanding anything contained in this Option Agreement which may appear to the contrary, and without limitation of any right of Grantee to timely cure any Default as provided for in the Agreement, (i) Grantee may not make the special election provided for in this Section 7 if a Default or Event of Default (as defined in the Agreement) then exists and (ii) no payment pursuant to the special election provided for in this Section 7 shall be made if a Default or Event of Default (as defined in the Agreement) then exists.

          Notwithstanding anything contained in this Option Agreement which may appear to the contrary, in the event that Employee makes the special election provided for in this Section 7:

          (i) the  aggregate  cash payments made by Company with respect to this
Section 7 shall in no event ever exceed $271,500; and

          (ii) following such special election, none of the Option (except, in the case of (a)(i) above, for the portion, if any, of the Option outstanding and not exercised by Grantee as of the close of the applicable Month End Trading
Date) shall remain outstanding after the close of the applicable Month End Trading Date.

          8. Plan; Registration. The grant of the Option is, and the purchase of the Option Shares described herein will be, pursuant to the Plan and the Option Shares are and will be covered by a registration statement covering shares underlying options granted pursuant to the Plan.

          9. Binding Effect. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

          10. Miscellaneous. This Option Agreement shall be governed by and construed under the laws of the State of Delaware. If any term or provision hereof shall be held invalid or unenforceable, the remaining terms and provisions hereof shall continue in full force and effect. Any modification to this Agreement shall not be effective unless the same shall be in writing and such writing shall be signed by the parties hereto. This Option Agreement constitutes the entire agreement between the parties with respect to the Option granted hereunder and supersedes and terminates all prior understandings, agreements, or arrangements between the parties, if any, both oral or written, with respect thereto.

          11. Notices. All notices, requests, demands, claims or other communications hereunder will be in writing and shall be deemed duly given if personally delivered, sent by telefax, or sent by a recognized overnight delivery service which guarantees next day delivery ("Overnight Delivery") or mailed registered or certified mail, return receipt requested, postage prepaid, transmitted or addressed to the intended recipient as set forth below:

If to Grantee:                     Mr. Robert J. Klein
                                   42 Latour Way
                                   Greer, SC 29650

                                   with a copy to:

                                   Howard N. Greenberg, Esq.
                                   Kleinbard, Ball & Brecker
                                   Suite 700
                                   1900 Market Street
                                   Philadelphia, PA  19103
                                   Telefax: (215) 568-0140

If to the Company:                 Moovies, Inc.
                                   201 Brookfield Parkway
                                   Suite 200
                                   Greenville, SC 29607
                                   Attention: President
                                   Telefax: (864) 213-1702

                                   and

                                   Moovies, Inc.
                                   201 Brookfield Parkway
                                   Suite 200
                                   Greenville, SC  29607
                                   Attention: Corporate Secretary
                                   Telefax: (864) 213-1702


 (i) by personal delivery or telefax, will be deemed received on the day sent or on the first business day thereafter if not sent on a business day, (ii) by Overnight Delivery, will be deemed received on the first business day immediately following the date sent, and (iii) by U.S. mail, will be deemed received three (3) business days immediately following the date sent. For purposes of this Agreement, a "business day" is a day on which the Company is open for business but shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this Agreement, no action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

            IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement as of the day and year first written above.


                                   MOOVIES, INC.



                                   By:_________________________________
                                           John L. Taylor,
                                           Chief Executive Officer and President


                                   GRANTEE:

                                   __________________________[Signature]

                                   _________________________[Print Name]

                                   State of Residence:____________________


                                   Mailing Address:

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


                                    EXHIBIT A

                         Options Granted; Exercise Price

    Number of Options Granted                                   Option Price
    -------------------------                                   ------------
          100,000                                                   $4.69

                                    EXHIBIT B

                                Vesting Schedule


                                                         Cumulative Number of
  Period                                                 Option Shares Vested

  Prior to the execution, delivery and
  effectiveness of the  Agreement                                Zero

  From and after the execution, delivery
  and effectiveness of the Agreement until
  termination of the Option                                    100,000

The right of exercise shall be cumulative so that if the Option is not exercised to the maximum extent permissible during an exercise period, it shall be exercisable, in whole or in part, with respect to all Option Shares not so purchased at any time thereafter and prior to the termination of the Option.